Pfizer-Nexvet CONFIDENTIAL	EXECUTION COPY

Exhibit 10.1

NON-EXCLUSIVE PATENT LICENSE AGREEMENT

by and between

PFIZER INC.

and

NEXVET IRELAND LIMITED

Dated as of

February 1, 2017

Pfizer-Nexvet CONFIDENTIAL

NON-EXCLUSIVE PATENT LICENSE AGREEMENT

This Non-Exclusive Patent License Agreement (the “Agreement”) is made as of February 1, 2017 (the “Effective Date”) by and between Pfizer Inc. a corporation organized under the laws of Delaware, having its principal place of business at 235 East 42nd Street, New York, NY 10017, USA (hereinafter “Licensor”) on behalf of itself and its Affiliates, and Nexvet Ireland Limited organized and existing under the laws of the Republic of Ireland and doing business at Unit 5, Sragh Technology Park, Rahan Road, Tullamore, Co. Offaly, R35 FR98, Ireland (hereinafter “Licensee”).

WHEREAS, Licensor has the right to grant licenses under the Licensed Patents;

WHEREAS, Licensee wishes to obtain a non-exclusive license under the Licensed Patents, to develop, make, have made, use, import and sell Licensed Products;

WHEREAS, Licensor is willing to grant such a license to Licensee on the terms and conditions of this Agreement;

WHEREAS, Licensee is a wholly owned subsidiary of Nexvet Biopharma plc (“Guarantor”), and Guarantor has on this date executed a letter guaranteeing all amounts owed by Licensee to Licensor under the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, Licensor and Licensee have agreed as follows:

1.	DEFINITIONS

The following terms shall have the meanings indicated in this Agreement:

1.1.

“Affiliate” means any Person controlled by, controlling, or under common control with either Licensee or Licensor.  For this purpose, “control” means direct or indirect beneficial ownership of at least fifty percent (50%) interest in the voting stock (or the equivalent) of such Person or having the right to direct, appoint or remove a majority or more of the members of its board of directors (or their equivalent), or having the power to control the general management of such Person, by contract, law or otherwise.  Notwithstanding the foregoing, the term “Affiliate” shall not include Persons in which a Party or its Affiliates owns a majority of the ordinary voting to elect a majority of the board of directors or other governing body, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

1.2.	“Agreement” means this Non-Exclusive Patent License Agreement, including all Schedules hereto.
1.3.	“Applicable Law” means any applicable law, statute, rule, regulation, order, judgment or ordinance of any governmental authority.
1.4.	“Bankruptcy Event” means, with respect to a specified Person, (a) the filing by such Person in any court or agency, pursuant to any statute or regulation of any

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state or country, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of such Person or of its assets, (b) the filing against such Person of an involuntary petition for any bankruptcy or insolvency proceeding which petition is not dismissed within [***] days after filing, (c) the making by such Person of an assignment for the benefit of its creditors, (d) the taking of possession of any material part of the assets of such Person by a lien holder or other encumbrancer, or (e) the levy or enforcement of any distress, execution or other process upon or against any of the material assets of such Person.

1.5.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in New York, New York or Dublin, Ireland are authorized or required by Applicable Law to remain closed.

1.6.	“Calendar Quarter” means any quarter ending at the end of March, June, September and December, respectively.
1.7.	“Calendar Year” means each calendar year.
1.8.

“Confidential Information” means, (i) the terms of this Agreement including all Schedules and (ii) with respect to any Party (“Disclosing Party”), any information relating to the Licensed Product(s) that is disclosed in writing or by email to the other Party (“Receiving Party”) during the Term of this Agreement, but shall not include information that:

(a)	the Receiving Party or any of its Affiliates owned or controlled prior to receipt from the Disclosing Party, or
(b)	is or becomes public through no breach of this Agreement by the Receiving Party or any of its Affiliates, or
(c)	is hereafter developed by the Receiving Party or any of its Affiliates independent of any disclosure from the Disclosing Party as evidenced by competent written proof, or
(d)	the Receiving Party or any of its Affiliates obtains from a third party Person not under confidentiality obligation to the Disclosing Party.
1.9.	“Effective Date” is defined hereinabove.
1.10.	“Field” means the treatment, control, or prevention of any disease or condition in cats, dogs and horses.
1.11.

“Foreign Exchange Rate” means the rate at which sales recorded in local currencies are converted to U.S. dollars, the conversion to be performed in a manner consistent with Licensee’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a customary accepted source of published exchange rates.

1.1.

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1.12.	“Indemnitee” is defined in Section 5.1.
1.13.	“Infringer” is defined in Section 4.2.
1.14.

“Licensed Patents” means all (a) patents and patent applications listed on Schedule 1.14, (b) divisional, continuation, substitution, national and regional applications therefrom and renewals thereof, (c) patents-of-addition, re-examinations, reissues and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates and the equivalent thereof, and (d) Unites States and foreign counterparts of any of the foregoing.

1.15.

“Licensed Product(s)” means on a country-by-country basis any veterinary product containing as the sole active biological pharmaceutical ingredient(s) targeting Nerve Growth Factor (NGF) an antibody (or antibodies) as described in Schedule 1.15, the development, manufacture, use, sale or importation of which product would, absent the license granted by Licensor to Licensee herein, infringe or contribute to the infringement of or induce a Third Party to infringe any Valid Claim in any Licensed Patent in that country, provided that where a Licensed Product is manufactured in a country where an unexpired Valid Claim which covers such manufacture exists, and the Licensed Product is not sold in such country of manufacture but is sold in a country or countries in which no Valid Claim exists, the proceeds of such sales in the country or countries in which no Valid Claim exists shall be included in calculating Net Sales for the purpose of determining the royalty payments due to Licensor.

1.16.	“Major Market” means the United States, Japan, and any country that is a member of the European Union as of the Effective Date of this Agreement.
1.17.

“Net Sales” means, with respect to all Licensed Products distributed or sold in the Territory to Third Parties by Licensee, its Affiliates or any of its or their Sublicensees, gross receipts from sales of such Licensed Products in the Territory, less in each case (a) sales returns and allowances actually paid, granted or accrued, including trade, quantity and cash discounts and other adjustments, including those granted on account of price adjustments, returns, rebates or similar payments granted or given to wholesalers or other institutions, (b) customs or excise duties, valued-added taxes, sales taxes, consumption taxes and other taxes (except income taxes) or duties relating to sales provided such items are recorded in gross sales, and (c) freight and insurance costs provided such deductions for freight and insurance costs do not exceed [***]% of gross sales if and to the extent such costs are included in the gross invoiced sales price of the Licensed Product or are otherwise directly incurred by Licensee.  For sake of clarity, in order to avoid double payment of royalty on Net Sales of specific units of Licensed Product, gross receipts from sales by Licensee to a Sublicensee (or by a Licensee’s Affiliate to a Sublicensee) under the terms of a supply, license or other agreement will not be included in Net Sales, provided that such gross receipts from sales, as well as permitted deductions from gross sales allowed

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under this definition, by such Sublicensee are included in and reported to Licensor as Net Sales.  For further clarity and avoidance of doubt, sales of Licensed Products by Licensee, its Affiliates or any Sublicensee to a distributor or other reseller, including (without limitation) as defined in Section 2.1.1(b), in a given country shall be considered a sale to a Third Party, and gross receipts of such sales shall be included in calculating Net Sales.  Net Sales shall be determined from the books and records of the Licensee or the applicable Licensee’s Affiliates or Sublicensees maintained in accordance with the United States Generally Accepted Accounting Principles consistently applied.

1.18.	“Party” means the Licensor or the Licensee and their respective successors and permitted assigns.
1.19.	“Person” means any natural person or legal entity.
1.20.

“Regulatory Approval” means, with respect to a Licensed Product in any country or jurisdiction, all approvals, registrations, licenses and authorizations that are required by the applicable Regulatory Authority to market and sell such Licensed Product in such country or jurisdiction.

1.21.	“Regulatory Authority” means any governmental agency or authority responsible for granting Regulatory Approvals for a Licensed Product in the Territory.
1.22.	“Royalty Payments” is defined in Section 3.1.3.
1.23.

“Sublicensee” means a Third Party that has entered or enters into, whether prior to or after the Effective Date of this Agreement, a bona fide license agreement with Licensee, including (without limitation) a sublicense agreement under Section 2.1.1, to develop, make, use, sell, promote or import Licensed Products.  For avoidance of doubt, Virbac is deemed to be a Sublicensee of the Licensee for the purposes of this Agreement pursuant to the terms of a Master Collaboration, Supply and Distribution Agreement dated November 26, 2014 between Virbac and the Licensee (the “Virbac License”).

1.24.	“Term” is defined in Section 6.1.
1.25.	“Third Party” means any Person or entity other than Licensee, Licensor or any of their respective Affiliates.
1.26.	“Territory” means all countries in the world.
1.27.

“Valid Claim” means any claim of any issued and unexpired Licensed Patent that has not been held permanently revoked, deemed unenforceable or invalid by a decision of a court or other government agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal.

1.1.

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2.	LICENSE
2.1.

Grant of License.  Licensor hereby grants to Licensee for the Term of this Agreement a non-exclusive, royalty bearing license under the Licensed Patents, with the limited right to grant sublicenses only as set forth in Section 2.1.1, to develop, have developed, make, have made, use, offer to sell, sell, have sold, import and have imported Licensed Products in the Territory for use in the Field.  In addition to the other terms and conditions of this Agreement, the license granted hereby is subject to the following:

2.1.1.

Sublicensing.  Notwithstanding anything herein to the contrary, Licensee shall have the right to grant sublicenses only to (a) Licensee’s Affiliates and (b) any Sublicensee; provided, however, that (i) Licensee shall always be responsible for the actions and obligations relevant to this Agreement of every (a) and (b) as if such actions and obligations were carried out by Licensee itself, including (without limitation) the payment of any royalties or other payments provided for hereunder, (ii) all sublicenses granted hereunder to each (a) and (b) after the Effective Date of this Agreement shall be in writing, consistent with and subject to the terms and conditions of this Agreement, include Licensor as a third party beneficiary, and provide for an automatic termination of the sublicense in case of termination or expiry of the license granted under this Agreement for whatever reason, and (iii) Licensee shall inform Licensor in writing about any sublicense to any (a) or (b) after the Effective Date of this Agreement, including the name of the Affiliate or Sublicensee, within [***] days of the signing of any such sublicense agreement.  A sublicense granted under this Section 2.1.1 shall not be further sublicensed.  For clarity, the Virbac License shall not be subject to subsection (ii) above, but shall be subject to subsection (i); but in the event of any amendments to the Virbac License entered after the Effective Date of this Agreement, the Virbac License shall be subject to subsections (i), (ii) and (iii).

2.1.2.

No other License.  Licensee understands and agrees that no license under any patent or patent application other than Licensed Patents, or under any know-how, is or shall be deemed to have been granted under this Agreement, either expressly or by implication, estoppel or otherwise other than the license expressly granted by the provision of Section 2.1 above.

2.1.3.	Milestone Notification. Licensee shall notify Licensor in writing within [***] days upon achievement of any milestone as described in Section 3.1.2.
3.	PAYMENTS AND OTHER CONSIDERATION
3.1.	Payments. Licensee shall make the following payments to Licensor as consideration for the rights granted by Licensor hereunder:
1.1.

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3.1.1.	Licensing Fee. Licensee shall within [***] days of the Effective Date pay Licensor a non-refundable, non-creditable licensing fee of [***] in immediately available funds to Licensor’s bank account:

Bank Name:	[***]
Bank Country:	[***]
Bank Address:	[***]
Bank Account Number:	[***]
Routing / ABA Number:	[***]

3.1.2.

Milestone Payments.  Licensee shall pay to Licensor the following non-refundable, non-creditable milestone payments, each such payment to be paid only once, at the time when a Licensed Product reaches a milestone described below:

(i)	upon receiving the first Regulatory Approval of the first Licensed Product for the first of cats or dogs in a Major Market: [***];
(ii)	upon receiving the first Regulatory Approval of the first Licensed Product for the second of cats or dogs in a Major Market: [***];
(iii)	upon receiving the first Regulatory Approval of the first Licensed Product for horses in a Major Market: [***];
(iv)

if, at any time up to and including the first anniversary of the first U.S. Regulatory Approval of a Licensed Product for cats or dogs, cumulative global Net Sales of all Licensed Products exceed [***]:  [***]; and

(v)

if, at any time up to and including the first anniversary of the first U.S. Regulatory Approval of a Licensed Product for horses, cumulative global Net Sales of all Licensed Products exceed [***]:  [***].

Each such milestone payment shall be due and payable to Licensor within [***] days of the date such milestone is achieved (whether achieved by or on behalf of Licensee or any of its Affiliates or permitted Sublicensees).  Licensee shall remit to Licensor each such milestone payment in immediately available funds to an account designated in writing by Licensor.  The total of all payments that will be payable under

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this Section 3.1.2 (provided each of the milestones (i) through (v) is achieved) is [***] for all Licensed Products.

3.1.3.

Royalties.  Licensee shall pay or cause to be paid to Licensor royalties equal to the Applicable Percentage (set forth below) on aggregate Net Sales of Licensed Products by Licensee or any of its Affiliates, or permitted Sublicensees (“Royalty Payments”) on a country-by-county basis in the Territory during each Calendar Year after Regulatory Approval.

Net Sales of Licensed Products	Applicable Percentage
(1)Net Sales of all Licensed Products, collectively, up to and including US [***] per Calendar Year	[***]
(2)Net Sales of all Licensed Products, collectively, above US [***], up to and including US [***]	[***]
(3)Net Sales of all Licensed Products, collectively, above US [***]	[***]

No multiple royalties shall be payable because a Licensed Product, its manufacture, use or sale is or shall be covered by more than one Valid Claim of a patent included in the Licensed Patents or more than one patent under the Licensed Patents.  Royalty Payments shall be made in accordance with the provisions set forth in Section 3.1.6.

3.1.4.

Records.  During the Term of this Agreement and for [***] years thereafter, Licensee shall (and shall cause its Affiliates and permitted Sublicensees to) keep complete and accurate records of sales of Licensed Products and such other matters as may affect the determination of any amount payable to Licensor hereunder in sufficient detail to enable certified public accountants engaged by Licensor to determine any amounts payable to Licensor under this Agreement.  Licensee shall (and shall cause its Affiliates and permitted Sublicensees to) permit certified public accountants engaged by Licensor, at Licensor’s expense (except as provided below), to examine not more than once in any [***] month period its books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement or the accuracy of any amount payable hereunder for a [***] year period after the royalty period to which such records relate.  Should any examination conducted by Licensor or its representatives pursuant to the provisions of this paragraph result in an increase of more than [***] of any payment due Licensor hereunder, Licensee, in addition to any amounts that may be due Licensor, shall be obligated to reimburse any out-of-pocket expenses incurred by

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Licensor with respect to such examination within [***] days after receipt of an invoice therefore from Licensor and the limitation to examine the books ledger and records only once in a [***] month period shall no longer apply.

3.1.5.

Royalty Reports.  Within [***] days after the Calendar Quarter of each year after Regulatory Approval, Licensee shall deliver to Licensor a true and accurate report, giving such particulars of all sales of Licensed Products by Licensee, its Affiliates and permitted Sublicensees during the preceding Calendar Quarter under this Agreement as are pertinent to an accounting for any Royalty Payments hereunder.  Each such report will contain at least the following information:  (a) the number and kind of Licensed Products sold in each country, (b) total gross invoice amounts for each such Licensed Product sold in each country, (c) deductions applicable to determine Net Sales in each country’s currency, (d) the calculation of the total amount due to Licensor for the preceding Calendar Quarter, and (e) the Foreign Exchange Rate used to convert net invoice amounts recorded in currencies other than the U.S. Dollar to U.S. Dollars for the applicable accounting period.  For purposes of determining when a sale of a Licensed Product occurs, the sale shall be deemed to occur on the date of invoice to the purchaser of the Licensed Product.  Sales proceeds of a Licensed Product manufactured in a country where an unexpired Valid Claim which covers such manufacture exists, even if the Licensed Product is not sold in such country of manufacture, shall be included in calculating the Royalty Payments due to Licensor.  All payments shall be made in United States (U.S.) Dollars.

3.1.6.

Payments.  Within [***] days of the end of each Calendar Quarter in which any Net Sales occur, Licensee shall calculate the Royalty Payments owed to Licensor and shall remit to Licensor by wire transfer via immediately available funds in U.S. Dollars the amount owed to Licensor to credit the bank account set forth below or such other bank account as designated by Licensor in writing to Licensee at least [***] days before payment is due.  Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

Bank Name:	[***]
Bank Country:	[***]
Bank Address:	[***]
Bank Account Number:	[***]
Routing / ABA Number:	[***]

3.1.7.	Forecast Royalty Reports. At least [***] days prior to the start of each Calendar Year [***], Licensee shall provide to

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Licensor a non-binding three (3) year forecast of Royalty Payments that are anticipated to be made to Licensor pursuant to Section 3.1.3, which shall be reported on a Calendar Quarter basis for the first year and on a Calendar Year basis for the second and third years.

3.1.8.

Withholding Taxes.  It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable.  In the event any payments made by Licensee to Licensor pursuant to this Agreement become subject to withholding taxes under the laws or regulation of any jurisdiction, Licensee shall deduct and withhold the amount of such taxes for the account of Licensor to the extent required by Applicable Law and such amounts payable to Licensor shall be reduced by the amount of taxes deducted and withheld, which shall be treated as paid to Licensor in accordance with this Agreement.  To the extent that Licensee is required to deduct and withhold taxes on any payments under this Agreement, Licensee shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to the payee an official tax certificate or other evidence of such withholding sufficient to enable Licensor to claim such payments of taxes.  Licensor shall provide any tax forms to Licensee that may be reasonably necessary in order for Licensee not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.  Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

3.1.9.

Tax Actions.  Notwithstanding anything in this Agreement to the contrary, if an action, including but not limited to any assignment or sublicense of its rights or obligations under this Agreement, or any failure to comply with Applicable Laws or filing or record retention requirements (a “Tax Action”) by a Party leads to the imposition of withholding tax liability or VAT on the other Party that would not have been imposed in the absence of a Tax Action or in an increase in such liability above the liability that would have been imposed in the absence of such Tax Action, then (i) the sum payable by the Party that caused the Tax Action (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the other Party receives a sum equal to the sum which it would have received had no Tax Action occurred and (ii) the sum payable by the Party that caused a Tax Action (in respect of which such deduction or withholding is required to be made) shall be made to the other Party after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with Applicable Law.  For the avoidance of doubt, a Party shall only be liable for increased payments pursuant to this Section

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to the extent such Party engaged in a Tax Action that created or increased a withholding tax or VAT on the other Party.

3.1.10.

Cooperation.  The Parties agree to cooperate and produce on a timely basis any tax forms or reports reasonably requested by the other Party in connection with any payment made by Licensee to Licensor under this Agreement.

3.1.11.

Overdue Payments.  Any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest, to the extent permitted by law, at [***] above the [***] day U.S. Dollar LIBOR rate effective for the date such payment was due, as reported in the Wall Street Journal.  Such interest shall be computed on the basis of [***] days for the actual number of days payment is delinquent.

3.1.12.

No Credit Against Fees, Payments or Royalties.  Licensee shall not be entitled to deduct any portion of any amounts paid to any Third Party from the fees, payments or Royalty Payments due to Licensor pursuant to this Agreement for any reason, except to the extent required to be paid and paid by Licensee in accordance to Section 3.1.8.

3.2.	[***]
4.	PROTECTION OF INTELLECTUAL PROPERTY RIGHTS
4.1.

Patent Prosecution/Patent Costs.  Licensor or its designee shall have the sole right at its sole discretion and expense, but no obligation, to prosecute, maintain, renew, extend and defend all Licensed Patents.  Licensor shall be entitled to

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abandon, disclaim or allow to lapse the Licensed Patents or any claims therein at any time and at its sole discretion.

4.2.	Infringement by Third Parties. [***]
4.3.	[***]
4.4.

Patent Marking.  Licensee may use appropriate patent marking on Licensed Products where legally permissible.  Licensee shall register or record this Agreement in a country only if required by law or regulation in such country.

5.	INDEMNIFICATION, REPRESENTATIONS AND WARRANTIES
5.1.	Indemnification.
5.1.1.

Licensee shall indemnify, defend and hold harmless Licensor, its Affiliates, and their respective directors, officers, managers, employees, and agents and their respective successors, heirs and assigns (each an “Indemnitee”), against any liability, damage, deficiency, loss, cost of expense of any kind (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon any Indemnitee as a result of any Third Party claim made or suit brought against an Indemnitee to the extent the same is relating to (a) any death, illness, personal injury, property damage or improper business practices arising out of the development, manufacture, sale, use or other disposition of any Licensed Product manufactured or sold by Licensee, its Affiliates its contractors or its Sublicensees (whether based on negligence or other tort, warranty, strict liability, or any other theory) or (b) any breach of this Agreement by Licensee.

5.1.2.	This Section 5.1 shall survive expiration or termination of this Agreement.

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5.2.

Warranty Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTY INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE LICENSED PATENTS (INCLUDING THEIR ISSUANCE OR VALIDITY) OR ANY LICENSED PRODUCTS OR OTHERWISE AND HEREBY DISCLAIMS THE SAME.  EXCEPT AS PROVIDED BELOW, LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTY THAT THE MANUFACTURE, USE OR SALE OF ANY LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT OR OTHER RIGHT OF LICENSOR OR ANY THIRD PARTY AND HEREBY DISCLAIMS THE SAME.

5.3.

Representations and Warranties of Licensor.  Licensor hereby represents and warrants to Licensee that Licensor has the full right and authority to execute and perform this Agreement and the execution and performance of this Agreement by Licensor will not conflict with, cause a default under or violate any existing contractual obligation that may be owed by Licensor to any Third Party.

5.4.

Representations and Warranties of Licensee.  Licensee hereby represents and warrants to Licensor that Licensee has the full right and authority to execute and perform this Agreement and the execution and performance of this Agreement by Licensee will not conflict with, cause a default under or violate any existing contractual obligation that may be owed by Licensee to any Third Party.

5.5.

Anti-Bribery and Anti-Corruption Laws.  With respect to the activities contemplated under this Agreement, each Party shall comply with the U.S. Foreign Corrupt Practices Act (FCPA), the United Kingdom Bribery Act 2010 (UKBA) and any other applicable anti-bribery or anti-corruption laws (“Compliance Laws”).  With respect to the activities contemplated under this Agreement, each Party represents and warrants to each other that neither it, nor its respective Affiliates, nor to its knowledge, any directors, officers, employees, nor to its knowledge, any consultant, agent or representative or other person acting on its behalf has taken or will take any action, directly or indirectly, to pay, offer, promise or authorize the payment, or giving of anything of value to any Government Official, or to any person, and has not accepted and will not accept a payment for any item of value or benefit, regardless of value, (a) for the purpose of (i) influencing any act or decision of such Government Official(s) or person in their official capacity, including the failure to perform an official function, in order to assist it or its Affiliates or any beneficiary of it in obtaining or retaining business, or directing business to any third party, (ii) securing an improper advantage, (iii) inducing such Government Official(s) or person to use their influence to affect or influence any act or decision of a government entity, as applicable, or commercial enterprise, as applicable, in order to assist it or any person related to it, its Affiliates or any beneficiary of it in obtaining or retaining business, or directing business to any third party, or (iv) providing an unlawful personal gain or benefit, of financial or other value, to such Government

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Official(s) or person; (b) to improperly obtain or retain business or to gain an improper advantage; or (c) otherwise for the benefit of it, or any of its Affiliates in violation of any federal, state, local, municipal, foreign, international, multinational or other administrative law.

With respect to the activities contemplated by this Agreement, there will be no false or fictitious entries made in the books or records of either party relating to any payment that applicable anti-corruption, anti-bribery and money laundering-related legal requirements, including Compliance Laws, prohibits, and neither party will establish or maintain a secret or unrecorded fund for use in making any such payments.

As used herein, “Government Official” means:  (i) any elected or appointed official of a Foreign Government (e.g., a member of a ministry of health), (ii) any employee or individual acting for or on behalf of a Foreign Government official, Foreign Government agency, or enterprise performing a function of, or owned or controlled by, a Foreign Government, (iii) any non-U.S. political party officer, candidate for foreign political office, or employee or individual acting for or on behalf of a foreign political party, or candidate for foreign political office, (iv) any employee or individual acting for or on behalf of a public international organization, (v) any member of a royal family or member of a Foreign Government military and (vi) any individual otherwise categorized as an official of a Foreign Government under local legal requirements.  For purposes of this definition, “Foreign Government” includes all levels and subdivisions of non-U.S. governments (i.e., local, regional, or national and administrative, legislative, or executive).  Without limiting the generality of the foregoing and for the avoidance of doubt, for purposes of this Agreement, all Foreign Government employees and employees of enterprises owned or controlled by Foreign Governments (e.g., doctors employed in hospitals owned or controlled by Foreign Governments, researchers employed by universities owned or controlled by Foreign Governments, and Foreign Government ministers, civil servants, and regulators) are considered Government Officials.

6.	TERM AND TERMINATION
6.1.

Term.  This Agreement will commence on the Effective Date and will remain in effect on a country-by-country basis until all claims in all Licensed Patents have expired or been irretrievably abandoned in such country (the “Term”).

6.2.	Termination by Licensor.
6.2.1.	Termination for Cause. Licensor shall have the right to terminate this Agreement and the license granted hereunder in its entirety upon the occurrence of any of the following events:
(i)	Licensee fails to pay or cause to be paid any payment which has become due to Licensor under this Agreement and has not cured

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such non-payment within [***] days after written notice from Licensor to Licensee specifying such non-payment.

(ii)

Licensee is in breach of or default under any material provision of this Agreement other than a payment obligation referred to in Section 6.2.1(i) and has not cured such breach or default [***] days after written notice from Licensor to Licensee specifying the nature of such breach or default.

6.2.2.	[***]
6.3.	Bankruptcy Event. Licensor may, at its option, terminate this Agreement immediately upon notice to Licensee if a Bankruptcy Event occurs with respect to the Licensee.
6.4.	Termination by Licensee. Licensee shall have the right to terminate this Agreement immediately upon [***] days’ written notice to Licensor.
6.5.	Effect of Termination.

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6.5.1.	Upon termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination.
6.5.2.

Licensor’s right to receive all payments accrued under Section 3.1 hereof, and the provisions of Section 3.1, 4.2 (Infringement by Third Parties) (but only with respect to infringement occurring prior to termination), 5.1 (Indemnification), 5.2 (Warranty Disclaimer), 7 (Confidentiality) and 8 (General) shall survive termination of this Agreement for any reason.

7.	CONFIDENTIALITY
7.1.

Obligations.  The Receiving Party will protect all Confidential Information against unauthorized disclosure to Third Parties with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care.  The Receiving Party may disclose the Confidential Information to (1) its Affiliates, and their respective directors, officers and employees, subcontractors, current and prospective respective licensees and Sublicensees, consultants, attorneys, accountants, banks and investors who have a need to know such information, and (2) if the Receiving Party is Licensor, Third Parties considering entering an agreement for the assignment of Licensor’s rights to receive some or all of the payments due under this Agreement ((1) and (2) collectively, “Recipients”), provided that the Receiving Party shall hold such Recipients to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement.  Both Licensor and Licensee are a Receiving Party with respect to this Agreement and its terms.  Licensor and Licensee may disclose, on a confidential basis, the existence of this Agreement and the licenses granted by it to their current and prospective respective licensees and Sublicensees, as well as (on a confidential basis) any provisions of Section 3 that may directly impact such current and prospective respective licensees and Sublicensees.

7.2.

Exceptions.  The restrictions set forth in this Section 7 shall not apply to any Confidential Information that the Receiving Party is required to disclose under Applicable Laws (including the securities laws) or a court order or other governmental order, provided that the Receiving Party:  (a) provides the Disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) affords the Disclosing Party a reasonable opportunity to oppose, limit or secure confidential treatment for such required disclosure if legally permitted and (c) if the Disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the Confidential Information that the Receiving Party is legally required to disclose as advised by the Receiving Party’s legal counsel.

7.3.

Notwithstanding Section 7.2, the Licensee may disclose the following information to the extent required under Applicable Laws (including the securities laws) without complying with clauses 7.2(a), (b) and (c), but Licensee will seek to

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secure confidential treatment of as much of such information as permitted by the governing authority requiring the disclosure:

(a)	the name of the Licensor as licensor of the Licensed Patents to the Licensee;
(b)

a general description of the subject matter of this Agreement, other than the financial terms, conforming with the following description:  “Nexvet received a nonexclusive license to certain members of the Pfizer portfolio of patents for anti-NGF antibodies”;

(c)	the amount of any material payment made or to be made to the Licensor under this Agreement;
(d)	a statement that royalties payable under the Agreement vary with sales and are calculated at a maximum of [***]% of Net Sales or less.

For avoidance of doubt, Section 7.3 does not permit disclosure of the Agreement except as set forth in Sections 7.1 and 7.2.

8.	GENERAL
8.1.

Assignment.  Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that:  (a) Licensor may assign to a Third Party its rights to receive some or all of the payments payable hereunder, (b) each Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party; (c) Licensee may assign its rights and obligations under this Agreement to any Third Party to which Licensee transfers on a worldwide basis substantially all of the assets and other rights and interests of Licensee specifically necessary for, involved in or related to the development, manufacture, marketing, commercialization or importation of the Licensed Products, and d) Licensor may assign its rights and obligations to a Third Party acquiring all of Licensor’s business or any portion of Licensor’s business that includes the Licensed Patents.  In the cases of (c) and (d) of this Section, (1) the assigning Party shall provide the other Party with prompt written notice of any such assignment, and (2) the permitted assignee must agree in writing with the non-assigning Party to assume all obligations of the assigning Party and be bound by all of the terms and conditions of this Agreement.  No permitted assignment shall relieve the assigning Party of liability for its obligations hereunder.  Any attempted assignment in contravention of the foregoing shall be void.

8.2.

Publicity.  Neither Party shall issue any news release or other public announcement, whether written or oral, relating to this Agreement, including any of its terms, or to the performance of either Party hereunder without the prior written consent of the other Party, not to be unreasonably withheld.

8.3.	Use of Name. Neither Party shall use the name of the other in connection with this Agreement, the Licensed Patents, the Licensed Products or any related matter

***Portions of this page have been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

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in any press releases, public announcements, public website, or other publicity or advertising materials unless required to do so by law or to comply with regulatory requirements.

8.4.

Entire Agreement/Amendments.  This Agreement constitutes the entire and only agreement between the Parties relating to Licensed Patents, and all prior negotiations, representations, agreements and understandings are superseded hereby.  No agreements amending, altering or supplementing the terms hereof may be made except by means of a written document signed by a duly authorized representative of each Party.

8.5.

Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given:  (a) upon delivery, when delivered personally (with written confirmation of receipt), or (b) [***] Days after the date of posting, when sent by an internationally recognized overnight delivery service, in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by written notice):

If to LICENSOR:	Pfizer Inc. 235 East 42nd Street New York, NY 10017 USA Attention: Roy F. Waldron, Chief Patent Counsel

with a copy to:

Pfizer Inc. 235 East 42nd Street New York, NY 10017 USA Attention: General Counsel

If to LICENSEE:	Nexvet Ireland Limited Unit 5, Sragh Technology Park Rahan Road, Tullamore County Offaly, Ireland R35 FR98 Attention: Mark Heffernan, CEO

With a copy to:

Nexvet Ireland Limited c/ - Nexvet Australia Pty Ltd, Level 8, 31 Queens Street Melbourne, Victoria, 3000 Attention: The Company Secretary; and an electronic copy to company.secretary@nexvet.com

***Portions of this page have been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

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8.6.	Dispute Resolution/Arbitration.
8.6.1.

General.  Except for disputes regarding whether a product is a “Licensed Product”, any disputes, controversies or other claims arising out of this Agreement, its interpretation, validity, performance, enforceability, breach or termination (“Disputes”) that are not settled amicably shall be referred by sending written notice of the Dispute to the other Party for final and binding arbitration with the office of the American Arbitration Association in New York County, New York in accordance with the then-prevailing commercial arbitration rules of the American Arbitration Association.

8.6.2.

Number of Arbitrators.  The arbitration shall be settled by a panel of three (3) arbitrators who are neutral to the Parties, and the Parties shall endeavor to jointly appoint the panel of arbitrators.  If the Parties fail to jointly appoint the panel within [***] days of the arbitration being initiated, the appointment shall be made by the American Arbitration Association.

8.6.3.	Powers of the Arbitrator
(a)	The arbitrator is authorized to award to the prevailing Party, if a prevailing party is determined by the arbitrator, such Party’s costs and expenses, including attorneys’ fees.
(b)	The arbitrator may not award punitive, exemplary, or consequential damages, nor may the arbitrator apply any multiplier to any award of actual damages, except as may be required by statute.
(c)

The arbitrator shall have the discretion to hear and determine at any stage of the arbitration any issue asserted by any Party to be dispositive of any claim or counterclaim, in whole or part, in accordance with such procedure as the arbitrator may deem appropriate, and the arbitrator may render an award on such issue.

(d)

In addition to the authority conferred on the arbitrator by the rules designated in this Agreement, and without prejudice to any provisional measures that may be available from a court of competent jurisdiction, the arbitrator shall have the power to grant any provisional measures that the arbitrator deems appropriate, including but not limited to provisional injunctive relieve, and any provisional measures ordered by the arbitrator may, to the extent permitted by Applicable Law, be deemed to be a final award on the subject matter of the measures and shall be enforceable as such.

8.7.

Governing Law and Jurisdiction.  This Agreement shall be governed by and construed under the laws in effect in the State of New York, United States without giving effect to any conflicts of laws provision thereof or of any other jurisdiction

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that would produce a contrary result.  Section 8.6 does not intend to deprive any New York court of competent jurisdiction with respect to its power to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings or the enforcement of any judgment or award.  In any such action and for disputes regarding whether a product is a “Licensed Product”, the state or federal courts of New York shall have exclusive jurisdiction over any action brought to enforce this Agreement, and each of the Parties hereto irrevocably:  (a) submits to such exclusive jurisdiction for such purpose; (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in such courts; (c) waives any claim that such proceedings have been brought in an inconvenient forum, (d) further waives the right to object with respect to such proceedings that any such court does not have jurisdiction over such Party, and (e) consents to service of process in the manner provided by Section 8.5.

8.8.

Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS WHETHER SUCH PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES.  EXCEPT FOR THE LIABILITY ARISING OUT OF SECTION 5.1, EACH PARTY’S AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY LICENSEE TO LICENSOR UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTHS PRECEDING THE ACTION OR EVENT FROM WHICH THE LIABILITY AROSE.  The foregoing exclusions and limitations shall apply to all claims and actions of any kind, whether based on contract, tort (including but not limited to negligence), or any other grounds.

8.9.	Headings. Headings included herein are for convenience only, and shall not be used to construe this Agreement.
8.10.

Independent Contractors.  For the purposes of this Agreement and all services to be provided hereunder, each Party shall be, and shall be deemed to be, an independent contractor and not an agent, partner, joint venturer or employee of the other Party.  Neither Party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other Party, except as may be explicitly provided for herein or authorized in writing.

8.11.

Severability.  If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall either be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement.

1.1.

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8.12.

Force Majeure.  Neither Party shall be responsible or liable to the other Party for nonperformance or delay in performance of any terms or conditions of this Agreement due to acts or occurrences beyond the control of the nonperforming or delayed Party, including, but not limited to, acts of God, acts of government, wars, riots, strikes or other labor disputes, shortages of labor or material, fires, and floods, provided the nonperforming or delayed Party provides to the other Party written notice of the existence of and the reason for such nonperformance or delay.

8.13.

No Waiver.  Failure of either Party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved or to terminate this Agreement arising out of any subsequent default or breach.

8.14.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original document, but all of which shall constitute the same Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

NEXVET IRELAND LIMITED	PFIZER INC.

By:	By:

Name:	Name:

Title:	Title:

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Schedule 1.14

Licensed Patents

[***]

***The contents of this Schedule have been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

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Schedule 1.15

A non-human or non-humanized antibody obtained by feline, canine or equine speciation of rat antibody αD11 having the same complementary determining regions (CDRs) as rat antibody αD11.  The variable heavy and light chain sequences, including the CDR sequences, of rat antibody αD11 are set forth in Figure 1 (B) and (C) of Gearing et al., A Fully Caninised Anti-NGF Monoclonal Antibody for Pain Relief in Dogs, BMC Veterinary Research 2013, 9:226.  The caninised antibody NV-01 is shown in these Figures to have the same CDRs as the rat antibody αD11.